EXHIBIT 10.25

DESCRIPTION OF NON-EMPLOYEE DIRECTOR CASH COMPENSATION PROGRAM

Purpose:

The purpose of the Program is to enhance the ability of the Company to attract and retain directors who are not Employees (each, a “Non-Employee Director”) through cash compensation and, pursuant to the 2001 Non-Employee Director Option Program, automatic grants of options.

Cash Compensation:

Effective January 1, 2005, the non-employee directors cash compensation for service on the board of directors of American Pharmaceutical Partners is as follows:

Board Cash Retainer	$20,000
Board Fees – in person	$2,500
Board Fees – telephonic	$500
Audit Committee Chair Retainer	$5,000
Audit Committee Fees – in person	$2,000
Audit Committee Fees – telephonic	$500
Compensation Committee Fees – in person	$1,000
Compensation Committee Fees – telephonic	$500